EXHIBIT 99.1

Upexi Releases Investor Presentation Detailing Solana Treasury Strategy

Presentation outlines benefits of the digital asset treasury model and Upexi-specific plans

TAMPA, FL – May 27, 2025 – Upexi, Inc. (NASDAQ: UPXI), a brand owner specializing in the development, manufacturing, and distribution of consumer products with diversification into the cryptocurrency space, today released an updated investor presentation detailing its Solana treasury strategy. The presentation outlining how digital asset treasury companies create value for shareholders and Upexi’s specific strategy can be found by visiting https://ir.upexi.com/news-events/presentations.

Allan Marshall, CEO of Upexi, commented, "This is the most in-depth overview that we’ve provided to our shareholders on our Solana treasury roadmap to date. With a comprehensive strategy that resonates with crypto and traditional investors alike and a detailed execution plan, we are confident in our ability to execute and bring value to our shareholders.”

Brian Rudick, Chief Strategy Officer, stated, “We believe strongly that digital asset treasury companies create tremendous value for shareholders and offer additional value accrual mechanisms not available via other means such as native tokens or ETFs. As one of the first Solana treasury companies and with a $100 million raise from leading digital asset venture capital firms, Upexi is exceptionally well positioned to win. We are excited to tell our story.”

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254